Exhibit 24
AUTHORIZATION
The undersigned hereby authorize and designate Shamrock Activist Value Fund, L.P. to sign on the undersigned's behalf any Form 3, Form 4 and/or Form 5 pursuant to the Securities Exchange Act of 1934 with respect to securities of iPass Inc. for so long as the undersigned may be deemed to have beneficial ownership or a pecuniary interest in any such securities.
Dated: November 30, 2005

SHAMROCK ACTIVIST VALUE FUND II, L.P.
By: Shamrock Activist Value Fund GP, L.L.C.,
its General Partner
By: Shamrock Partners Activist Value Fund, L.L.C.,
its Managing Member

/s/ Michael J. McConnell
Name:	Michael J. McConnell
Title:	Vice President

/s/ Stanley P. Gold
Stanley P. Gold